Exhibit 10.9
Amended and Restated Effective February 27, 2023

LA-Z-BOY INCORPORATED
SEVERANCE PLAN FOR EXECUTIVE OFFICERS

LA-Z-BOY INCORPORATED
SEVERANCE PLAN FOR EXECUTIVE OFFICERS

ARTICLE I
Statement of Purpose
La-Z-Boy Incorporated hereby establishes the La-Z-Boy Incorporated Severance Plan for Executive Officers to provide financial assistance through certain Severance Benefits to Participants whose employment with an Employer hereunder is terminated in a Covered Termination.
The Plan is intended to be an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended, and a severance pay plan within the meaning of the United States Department of Labor Regulation Section 2510.3-2(b). The Plan is intended to be a “top hat” plan for purposes of ERISA and shall be construed accordingly. This document applies to Participants whose Covered Termination occurs on or after the Effective Date.

ARTICLE II
Definitions
For purposes of this Plan, the following terms shall have the meanings ascribed to them below:
“Cause” means an Employee’s commission of any act or acts involving dishonesty, fraud, illegality or moral turpitude, Employee’s material misconduct in the performance of Employee’s duties, Employee’s habitual neglect of material duties, or Employee’s serious violation of written Employer policies.
“COBRA” means the provisions regarding healthcare continuation coverage set forth in Section 601 et seq. of ERISA and Section 4980B of the Code, and shall apply to health and welfare benefits offered by an Employer as required by law.
“COBRA Premium” means the monthly cost of providing healthcare continuation coverage for a qualified beneficiary under COBRA, as adjusted from time to time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Controlled Group” means La-Z-Boy Incorporated and its Related Entities, or any of them, as currently or hereafter organized.
“Covered Termination” means the involuntary termination of Employee’s employment by an Employer without Cause or the Employee’s Separation from Service for Good Reason. Notwithstanding the foregoing, a Covered Termination does not include a Separation from Service for Cause or a Separation from Service for any reason if the Participant fails to return all property of the Employer’s within 10 days after the date of the Separation from Service.
“Effective Date” means the date that this Plan became effective, which is June 11, 2010.
“Employee” means a common-law employee (including an officer) of an Employer who is on the Employer’s payroll.
“Employer” includes La-Z-Boy Incorporated, its Related Entities, and the respective successors and assigns of each. When used in the plural, “Employers” means La-Z-Boy Incorporated and all of its Related Entities.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

"Good Reason” means the occurrence of any of the following events, without a Participant’s consent, that would entitle the Participant to resign within the time parameters set forth below, after being informed of the occurrence of such event, and become eligible to receive the Severance Benefits: (i) a reduction in Participant’s Monthly Base Pay or target bonus opportunity (other than in connection with a general decrease in compensation elements of similarly situated employees); or (ii) being required to relocate Participant’s office to a location that would increase the distance of Participant’s commute by more than 50 miles. In order for a resignation to be for Good Reason, Participant must provide Employer with a “Notice of Resignation for Good Reason and Demand for Cure” (“Notice of Resignation”) within 30 days after Participant is informed by Employer that an event described above will occur.  If Employer does not cure the circumstances constituting Good Reason within 30 days of receiving Participant’s Notice of Resignation (the “Cure Period”) then Participant’s resignation will be effective the day immediately following the last day of the Cure Period.  If a Participant fails to timely provide Employer with a Notice of Resignation with respect to an event, any resignation thereafter in respect of such event shall not be for Good Reason.
“Key Employee” means a “specified employee” as determined in accordance with (including measurement of the applicable effective time periods) the Treasury Regulations promulgated under Code Section 409A.
“La-Z-Boy Incorporated” means La-Z-Boy Incorporated and its successors and assigns.
“Length of Service” means the amount of employment service credited to a Participant for purposes of determining the Participant’s Severance Benefit Period as described in Article IV.
“Monthly Base Pay” means the base salary or base wages that a Participant earns during a calendar month, based on the rate of pay in effect for the Participant immediately before the Participant’s Separation from Service, excluding overtime or any special payments, and which is used to compute the amount of Severance Pay under Article IV of the Plan.
“Monthly Bonus Amount” means an amount equal to the average of a Participant’s three most recent annual cash incentive bonuses paid by an Employer (or, with respect to a Participant who has not been an Employee sufficiently long enough to have received three such bonuses, the average of the applicable number of annual cash incentive bonuses paid to such Participant by an Employer), divided by twelve.
“Participant” means an Employee who is eligible for, and is participating in, this Plan pursuant to Article III.
“Plan” means the La-Z-Boy Incorporated Severance Plan for Executive Officers as set forth in this document and its schedules and attachments.
“Plan Administrator” means the person or committee responsible for administration of the Plan as set forth in Article VIII of the Plan.
“Plan Year” means the calendar year for recordkeeping purposes.
“Related Entity” means a corporation or other entity if it and La-Z-Boy Incorporated are members of a controlled group of corporations as defined in Section 414(b) of the Code or are under common control as defined in Section 414(c) of the Code. A Related Entity may adopt this Plan by a corporate resolution and execution of a counterpart of this Plan.
“Release Date” means the date on which a Participant’s signed Release Agreement required under Section 6.1 of the Plan becomes irrevocable and non-rescindable.
“Separation from Service” means an Employee’s cessation of the performance of services for La- Z-Boy Incorporated and all of its Related Entities; provided, however, that a “Separation from Service” shall not be deemed to have occurred for purposes of this Plan unless the relevant circumstances constitute the Employee’s “Separation from Service” within the meaning of Section 409A of the Code.
“Severance Benefit Period” means the period of time during which Severance Benefits are payable to, or on behalf of, a particular Participant (as applicable), if that Participant otherwise qualifies for Severance Benefits pursuant to the provisions of this Plan.
“Severance Benefits” means the “Severance Pay” and “COBRA Continuation Coverage”
benefits as defined and described in Article IV.
“Termination Date” means the date on which a Covered Termination becomes effective.

ARTICLE III
Eligibility and Participation
To be eligible for Severance Benefits under the Plan, an Employee must become a Participant in this Plan and continue to be a Participant immediately before the Participant’s Termination Date. An Employee will become a Participant in this Plan on the date (but not prior to the Effective Date) that the Employee is designated as an “Executive Officer” by the Board of Directors. Each Participant shall be listed on Schedule A to this Plan, which schedule may be updated from time to time by La-Z-Boy Incorporated. Severance Benefits may only be distributed to, or on behalf of, a Participant (as applicable) if the remaining requirements of this Plan are met.

ARTICLE IV
Benefits
Section 4.1. Severance Benefits and Duration. A Participant who has a Separation from Service that constitutes a Covered Termination shall be entitled to the following Severance Benefits:
(a)Severance Pay – A Participant shall receive an amount equal to the product of (i) the Monthly Base Pay plus the Monthly Bonus Amount, and (ii) the applicable number of months in the Severance Benefit Period (the “Severance Pay”). The Severance Pay shall be paid in equal installments according to the applicable Employer’s standard payroll practices until the expiration of the Severance Benefit Period.
(b)COBRA Continuation Coverage – In the event that a Participant is otherwise eligible for COBRA and timely complies with all elections and procedures of the applicable plan, an applicable Employer shall, during the Severance Benefit Period, pay any amount of premiums necessary for the Participant to incur no more premium cost, on a monthly basis, than the Participant incurred immediately prior to the Participant’s Separation from Service; provided that the portion of the premium cost charged to the Participant subsequent to the Separation from Service may be increased or decreased on a basis consistent with the increase or decrease in premium cost charged by the applicable Employer to similarly situated Employees and Participants. The Employer’s payments, as applicable, shall be made to the entity funding the applicable plan’s coverage and not to the Participant; provided, however, that such payments shall be taxable to the Participant. If Employee was a Key Employee and if (in the reasonable opinion of the Plan Administrator) such payments by the Employer during the six-month period following the Key Employee’s Separation from Service are not permitted under Section 409A of the Internal Revenue Code, then such payments may be postponed or suspended until the end of such six-month period.
Upon termination of the Severance Benefit Period, any further health care coverage under COBRA to which the Participant may be entitled under applicable law shall continue only if the Participant (or beneficiary, as the case may be under applicable law) pays the full cost thereof (using rates and procedures applicable, from time to time, to the Employer’s standard COBRA procedures). Notwithstanding the foregoing, if COBRA continuation coverage is no longer required to be provided to a Participant by law during the Severance Benefit Period, any payments by an Employer related to COBRA on behalf of that Participant (or qualified beneficiaries) under this Plan will also terminate.
Notwithstanding anything to the contrary contained herein, a Participant must comply with the release requirements of Section 6.1 to receive Severance Benefits. The first installment of Severance Pay paid to a Participant following the effectiveness of a Release Agreement, in accordance with Section 6.1, shall include retroactive payments in respect of the time period between the Termination Date and such first installment payment date. In no event shall any Participant be entitled to receive cash or other benefits in lieu of COBRA Premiums, and the Severance Benefits (unless otherwise set forth above) shall be provided in accordance with the Severance Benefit Period set forth below:
Participant’s Position with La-Z-Boy Incorporated    Severance Benefit Period
Chief Executive Officer    24 months
All other Participants    12 months

ARTICLE V
Payment
Section 5.1. Delayed Payment Date for Key Employees if Required. Notwithstanding anything to the contrary in this Plan, if a Participant is a Key Employee at the time of Participant’s Separation from Service (other than due to death), then the Severance Benefits payable to Participant under this Plan, if any, and any other severance payments or separation benefits payments that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to the Participant on or within the six-month period following such Separation from Service will accrue during such six-month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six months and one (1) day after such Separation from Service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if a Participant dies following the Participant’s Separation from Service but prior to the six month anniversary of the Participant’s Separation from Service, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to Participant’s estate as soon as administratively practicable after the date of Participant’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment of severance benefits to a Participant under this Agreement that is made by March 15 of the calendar year following the Participant’s Separation From Service and is intended to not constitute a “deferral of compensation” by virtue of the “short term deferral” rule of Treasury Regulations Section 1.409A-1(b)(4) shall constitute a “separate payment” for purposes of application of that rule.

Section 5.2. Death of Participant. In the event a Participant (including a Participant who is a Key Employee) dies before receiving the Participant’s Severance Pay under the Plan, the Severance Benefits shall terminate and no further Severance Benefits shall be provided by this Plan on behalf of that Participant, unless otherwise required by law. Notwithstanding the foregoing, if a Participant is entitled to receive Severance Benefits pursuant to the terms of this Plan but dies prior to receiving the entire payment of such Severance Benefits, the Participant’s remaining Severance Benefits shall be paid in accordance with the Participant’s beneficiary designation (or, if no such beneficiary designation has been made, to the Participant’s estate) in accordance with the payment timing provisions set forth in this Plan, subject to such beneficiary’s completion of a comprehensive release of claims in a form provided by the Employers.

Section 5.3. Change of Control. Notwithstanding any provision in this Plan to the contrary, a Participant who receives any payment or benefit pursuant to a change in control agreement with an Employer (the “CIC Benefit”) shall not be entitled to any payment or benefit pursuant to this Plan except to the extent that the payment or benefit that the Participant would otherwise receive pursuant to this Plan exceeds the CIC Benefit for the same period.

ARTICLE VI
Requirement of Effective Release; Integration with Other Benefits
Section 6.1. Releases Generally. In addition to the remaining requirements of this Plan, it shall be a condition of eligibility for Severance Benefits that the Participant shall have signed a release agreement (the “Release Agreement”), and such Release Agreement shall have become irrevocable, within 60 days following such Participant’s Termination Date. Such Release Agreement shall be in a form acceptable to the Plan Administrator that complies with applicable law and which is appropriate for the Participant’s classification. The Release Agreement may include, among other items, a covenant not to compete with the Employers. A Release Agreement must be signed no later than the date specified in the form Release Agreement provided to the Participant by the Plan Administrator.
No Severance Pay shall be paid to a Participant unless and until the Participant timely signs the Release Agreement and the period of time for revoking or rescinding such agreement under applicable law has expired without the Participant’s having revoked or rescinded such agreement.
Notwithstanding anything herein to the contrary, to the extent any payment under this Plan that is subject to the Release Agreement requirement described above is payable during a specified period that spans two taxable years, then to the extent such payment is deemed to constitute nonqualified deferred compensation subject to Section 409A of the Code, such payment shall be made in the second taxable year.

Section 6.2. Benefit Programs Generally. Severance Benefits under this Plan are in addition to all pay (including accrued vacation pay) and other benefits normally payable to a Participant as of the Participant’s Termination Date according to the established applicable policies, plans, and procedures of La-Z-Boy Incorporated and its Related Entities.

ARTICLE VII
Discontinuance, Reduction, or Repayment of Benefits

Section 7.1. Discontinuance, Reduction, or Repayment.
(a)COBRA Continuation Coverage – If a Participant becomes subsequently employed by another employer during the Severance Benefit Period, the Participant shall promptly advise the Plan Administrator upon accepting such other employment. The Employer’s payments for COBRA Premiums related to COBRA Continuation Coverage shall terminate (prorated if necessary) as of the date that the Participant gains health coverage upon reemployment.
(b)Discontinuance - Notwithstanding anything herein to the contrary, if, during the Severance Benefit Period, a Participant (i) is rehired as an employee by an Employer; or (ii) begins work as an employee, independent contractor, owner, or in any other capacity, with a company or proprietorship that is in competition in the United States or Canada with La-Z-Boy Incorporated or any Related Entity as such business is conducted at the time of termination; or (iii) in any fashion, form, or manner, either directly or indirectly, solicits, interferes with, or endeavors to entice away from the Controlled Group any customer, employee, supplier, person, firm, corporation, or entity who regularly deals with the Controlled Group, or directly or indirectly interferes with, entices away, or causes any other entity to employ, any employee or contractor of the Controlled Group; or (iv) discloses to anyone trade secrets, commercially sensitive information, or other confidential information of the Controlled Group except as required by law; or (v) otherwise breaches any post-employment obligation owed to any Employer (including, without limitation, any non-competition, non-solicitation, non-disparagement, confidentiality or trade secret obligation), then in each case the Severance Benefit Period shall thereupon immediately terminate, and the Participant shall thereafter not be entitled to any Severance Benefits.
(c)Repayment - The Participant shall repay to the applicable Employer all Severance Benefits paid if the Participant at any time discloses to anyone trade secrets, commercially sensitive information, or other confidential information of the Controlled Group except as required by law. The Employers shall have the right to seek enforcement of their rights to repayment in any court of competent jurisdiction. Nothing in this section shall be construed to limit any other remedy that the Employers’ may have.
Section 7.2. Discontinuance or Repayment for Cause. Notwithstanding any other provision of the Plan, if the Plan Administrator determines, at any time, that a Participant committed any act or omission, while the Participant was employed by an Employer, that would constitute Cause, then
(i) payment of any Severance Benefits otherwise payable to the Participant under the Plan shall cease; (ii) payments by the Employer for COBRA Premiums shall cease; and (iii) the Participant shall repay any and all Severance Pay previously paid to the Participant under the terms of this Plan and reimburse the Employer for any payments by the Employer for COBRA Premiums. The Employers shall have the right to seek enforcement of their rights under clause (iii) above in any court of competent jurisdiction.

    Section 7.3. Certain Disclosures. Notwithstanding any other provision of the Plan, each Participant is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that a Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Each Participant is further notified that if a Participant files a lawsuit for retaliation by an Employer for reporting a suspected violation of law, the Participant may disclose such Employer’s trade secrets to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Nothing contained herein prohibits a Participant from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange.

ARTICLE VIII
Plan Administration
Section 8.1. General Administration. La-Z-Boy Incorporated may appoint one or more individuals or a committee to serve as Plan Administrator for the Plan. In the absence of such an appointment, the Plan Administrator shall be the Compensation Committee of La-Z-Boy Incorporated. The Plan Administrator shall have the discretionary authority to determine eligibility for Severance Benefits under the Plan and to construe the terms of the Plan, including the making of factual determinations. Benefits under the Plan shall be paid only if the Plan Administrator decides in its discretion that a Claimant is entitled to such benefits. The decisions of the Plan Administrator shall be final and conclusive with respect to all questions concerning administration and interpretation of the Plan and those decisions shall be given the most deference allowed by law, including case law. The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the terms of the Plan and may seek such professional advice as the Plan Administrator deems reasonably necessary with respect to the Plan. The Plan Administrator shall be entitled to rely on the information and advice furnished by such delegates and professionals unless the Plan Administrator has actual knowledge that such information and advice is inaccurate or unlawful.
Section 8.2. Code Section 409A and other Compliance. Payments and benefits under the Plan are intended to be exempt from (to the maximum extent possible) or compliant with Section 409A of the Code, and the La-Z-Boy Incorporated shall interpret and administer the Plan in accordance therewith. La-Z-Boy Incorporated may make amendments to the Plan or revise the timing of any payments to be made hereunder in accordance with Section 409A of the Code. Each payment made under the Plan (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A of the Code. To the extent that any of the payments or benefits provided for under the Plan are deemed to constitute nonqualified deferred compensation benefits subject to Section 409A of the Code, references to “termination of employment”, “termination”, or words and phrases of similar import shall be deemed to refer to “separation from service” as defined in Section 409A of the Code, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A of the Code. To the extent that any payments or benefits provided for under the Plan are deemed to be a substitute for nonqualified deferred compensation subject to Section 409A of the Code, then the payments and benefits payable hereunder shall be paid at the same time and in the same form as such substituted benefits and payments to the extent required to comply with Section 409A of the Code. To the extent that any reimbursements under the Plan are taxable to a Participant, any such reimbursement payment due to the Participant shall be paid to the Participant as promptly as practicable consistent with the Company’s practice following the Participant’s appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of the Participant’s taxable year following the taxable year in which the related expense was incurred. The in-kind benefits and reimbursements under the Plan are not subject to liquidation or exchange for another benefit, and the amount of such benefits or reimbursements that a Participant receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Participant receives in any other taxable year. The Plan Administrator shall have authority to interpret and administer the Plan to comply with Code Section 409A, Section 16 of the Securities Exchange Act of 1934 and other laws, regulations and controlling guidance to the extent applicable.

ARTICLE IX
Claims Procedure
Section 9.1. Filing a Claim. Any individual (“Claimant”) who believes he is eligible for Severance Benefits under this Plan that have not been provided may submit an application for Severance Benefits to the Plan Administrator (or to such other person who may be designated by the Plan Administrator) in writing in such form as is provided or approved by the Plan Administrator. A Claimant shall have no right to seek review of a denial of Severance Benefits, or to bring any action in any court to enforce a claim, prior to filing a claim (“Claim”) and exhausting rights under this Article IX.
When a Claim has been filed properly, it shall be evaluated and the Claimant shall be notified of the approval or the denial of the Claim within ninety (90) days after the receipt of such Claim unless special circumstances require an extension of time for processing the Claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period, which notice shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than one hundred and eighty (180) days after the date on which the Claim was filed). A Claimant shall be given a written notice in which the Claimant shall be advised as to whether the Claim is granted or denied, in whole or in part. If a Claim is denied, in whole or in part, the notice shall contain (a) the specific reasons for the denial, (b) references to pertinent Plan provisions on which the denial is based, (c) a description of any additional material or information necessary to perfect the Claim and an explanation of why such material or information is necessary, and (d) the Claimant’s right to seek review of the denial.
Section 9.2. Review of Claim Denial. If a Claim is denied, in whole or in part, the Claimant shall have the right to (a) request that the Plan Administrator review the denial, (b) review pertinent documents, and (c) submit issues and comments in writing, provided that the Claimant files a written request for review with the Plan Administrator within sixty (60) days after the date on which the Claimant received written notification of the denial. Within sixty (60) days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial sixty (60) day period specifying the reasons for the extension and when such review will be completed (provided that such review will be completed within one hundred and twenty (120) days after the date on which the request for review was filed). The decision on review by the Plan Administrator shall be forwarded to the Claimant in writing and shall include specific reasons for the decision and reference to Plan provisions on which the decision is based. A decision on review shall be final and binding on all persons for all purposes.

ARTICLE X
Amendment and Termination
La-Z-Boy Incorporated reserves the right to modify or amend the Plan from time to time in writing or to terminate the Plan; provided, however, that no such amendment or termination shall reduce the amount of Severance Benefits payable to any Participant whose Termination Date has already occurred, who has signed and not revoked or rescinded a Release Agreement required by Section 6.1, and who has completed all other applicable paperwork on or before the effective date of such amendment or termination. Notwithstanding the foregoing, the Plan may be amended or modified (i) to the extent necessary or advisable to comply with or obtain the benefits or advantages under the provisions of applicable law, regulations or rulings or requirements of the Internal Revenue Service or other governmental agency or of changes in such law, regulations, ruling or requirements (including, without limitation, any amendment necessary to comply with or secure an exemption from Section 409A of the Code) or (ii) to adopt any other procedural or cosmetic amendment that does not materially change the benefits to Participants whose Severance Benefits have previously become payable pursuant to the terms of the Plan or materially increase the cost of the benefits provided hereunder. No oral or written representations contrary to the terms of the Plan shall be binding.

ARTICLE XI
Miscellaneous
Section 11.1. Participant Information. Each Participant shall notify the Plan Administrator of the Participant’s current contact information and changes thereto. In addition, each Participant shall be required to furnish the Plan Administrator with any other information and data that the Plan Administrator considers necessary for the proper administration of the Plan. The information provided by the Participant under this provision shall be binding on the Participant and the Participant’s dependents, beneficiaries, and similar parties (to the extent applicable, if any) for all purposes of the Plan, unless such representations are known to be false. The receipt of Severance Benefits under the Plan by each Participant is conditioned on the Participant’s furnishing true and complete data, evidence, or other information, and the Participant’s timely signing of any document related to the Plan and otherwise requested by the Plan Administrator.
Section 11.2. Successors and Assigns. The obligations of the Employers under the Plan shall be assumed by their successors and assigns, including, but not limited to, any person or entity receiving the transfer of stock or assets of an Employer.
Section 11.3. Employment Rights. The existence of the Plan shall not confer any legal or other rights on any Employee to continue employment, and, absent any other agreement to the contrary, the Employers reserve the right to terminate any Employee with or without cause at any time, notwithstanding the provisions of this Plan.
Section 11.4. Controlling Law. The provisions of this Plan shall be governed, construed, and administered in accordance with the laws of the State of Michigan unless otherwise preempted by ERISA or other federal law.
Section 11.5. Notices. Any notice, request, election, or other communication under this Plan shall be in writing and shall be considered given when delivered personally, electronically mailed, or mailed by first-class mail properly addressed (which, in the case of a Participant, shall include mailing to the last address provided to the Plan Administrator by such Participant). Notice to the Plan Administrator shall be acceptable if to the following: Compensation Committee of La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162.
Section 11.6. Interests Not Transferable. The interest of any Participant entitled to Severance Benefits under the Plan is not subject to sale, transferability, alienation, assignment, or encumbrance except as otherwise provided herein or as provided by ERISA or other controlling law.
Section 11.7. Mistake of Fact or Law. Any mistake of fact or law shall be corrected when it becomes known and proper adjustment made by reason thereof. A Participant shall be required to return any payment, or portion thereof, made by mistake of fact or law to the applicable Employer that made such payment.
Section 11.8. Plan Funding. No person shall acquire by reason of the Plan any right in or title to any assets, funds, or property of any Employer. Any Severance Benefits that become payable under the Plan are unfunded obligations of the Participant’s Employer and shall be paid from the general assets of such Employer.

Section 11.9. Headings. The headings in this Plan are for convenience of reference and shall not be given substantive effect.
Section 11.10. Severability. If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions of this Plan shall not be affected.
Section 11.11. Withholding. Notwithstanding any other provision of this Plan, the Employers may withhold from any and all Severance Benefits federal, state, or local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.
Section 11.12. Indemnification. Any individual serving as Plan Administrator without compensation, and each and every Employee to whom are delegated duties, responsibilities, and authority with respect to the Plan, shall be indemnified to the fullest extent permitted by applicable law and the bylaws or other corporate documents of the Employers.